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                                                                      EXHIBIT 11

                       Capitol Communities  Corporation
                       Computation of Earnings Per Share

                                   UNAUDITED

                                                   Six Months Ended
                                                       March 31,
                                             2000                       1999
                                        -------------              ------------

Shares Outstanding Beginning of Period     4,090,361                  6,924,500

Shares Issued During Period:
                October 1, 1998                                          60,000
                October 15, 1998                                        (32,305)
                December 15, 1998                                        20,000
                February 23, 1999                                       (66,667)
                March 6, 2000                140,000
                                        -------------              -------------

Total Outstanding                          4,230,361                  6,905,528

Weighted average number of shares outs     4,098,558                  6,952,989

Shares deemed outstanding from assumed
exercise of stock options                          -                          -
                                        -------------              -------------

Total                                      4,098,558                  6,952,989
                                        =============              =============

Earnings (loss) applicable to common
shares                                   $(1,686,219)               $(1,881,844)
                                        =============              =============

Earnings (loss) per share of common
stock                                    $    (0.411)               $    (0.271)
                                        =============              =============